EXHIBIT 10.7
Principal           Loan Date           Maturity
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
Borrower: Shadows Bend Development, Inc.     Lender: Gulf Coast Bank and Trust Company
          (TIN: 87-0617649)                          Commercial Lending
          200 Lafayette Street, Suite 750            1825 Veterans Memorial Blvd.
          Baton Rouge, LA   70804                    Metairie, LA   70005
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Principal Amount:          Interest Rate: 11.000%         Date of Note:

PROMISE TO PAY. SHADOWS BEND DEVELOPMENT, INC. ("Borrower") promises to pay to the order of Gulf Coast Bank and Trust Company ("Lender"), in lawful money of the United States of America the sum of _________________________ Dollars (U.S. $________), together with simple interest at the rate of 11.000% per annum assessed on the unpaid principal balance of this Note as outstanding from time to time, commencing on _______________ and continuing until this Note is paid in full.

PAYMENT. Borrower will pay this loan on demand. Payment In full is due immediately upon Lender's demand. If no demand is made. Borrower will pay this loan in one principal payment of __________________ Dollars ($________) due on _______________. In addition, Borrower will pay regular quarterly payments of all accrued unpaid interest due as of each payment date, beginning _______________, with all subsequent interest payments to be due on the same day of each quarter after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal. The annual interest rate for this Note is computed an a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

PREPAYMENT. Other than Borrower's obligation to pay any prepayment penalty, Borrower may prepay this Note in full at any time by paying the then unpaid principal balance of this Note, plus accrued simple interest and any unpaid late charges through date of prepayment. If Borrower prepays this Note in full, or if Lender accelerates payment, Borrower understands that, unless otherwise required by law, any prepaid fees or charges will not be subject to rebate and will be earned by Lender at the time this Note is signed. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in ful", "without recourse," or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a computed amount must be mailed or delivered to: Gulf Coast Bank and Trust Company, Commercial Lending, 1825 Veterans Memorial Blvd., Metairie, LA 70005.

LATE CHARGE. If Borrower fails to pay any payment under this Note in full within 10 days of when due, Borrower agrees to pay Lender a late payment fee in an amount equal to 5.000% of the unpaid amount of interest then due and owing under this Note. Late charges will not be assessed following declaration of default and acceleration of the maturity of this Note.

INTEREST AFTER DEFAULT. If Lender declares this Note to be in default, Lender has the right prospectively to adjust and fix the simple interest rate under this Note until this Note is paid in full, as follows: (A) If the original principal amount of this Note is $250,000 or less, the fixed default interest rate shall be equal to eighteen (18%) percent per annum, or three (3%) percent per annum in excess of the interest rate under this Note, whichever is greater. (B) If the original principal amount of this
Note is more than $250.000, the fixed default interest rate shall be equal to twenty-one (21%) percent per annum, or three (3%) percent per annum in excess of the interest rate under this Note at the time of default, whichever is greater.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note: (A) should Borrower fail to make any payment under this Note when due; (B) should a default occur or exist under any security agreement directly or indirectly securing this Note; (C) should Borrower default under any other loan or obligation in favor of Lender; (D) should Borrower die, or become insolvent or apply for bankruptcy or other relief from creditors;

     Insecurity. Lender in good faith believes itself insecure with regard to repayment of this Note. Should I or any guarantor of this Note make any representation or warranty to Lender in connection with obtaining credit that proves to be incorrect or misleading in any respect.

LENDER'S RIGHTS UPON DEFAULT. Should any one or more default events occur or exist under this Note as provided above. Lender shall have the right, at Lender's sole option, to declare formally this Note to be in default and to accelerate the maturity and insist upon immediate payment in full of the unpaid principal balance then outstanding under this Note, plus accrued interest, together with reasonable attorneys' fees, costs, expenses and other fees and charges as provided herein. Lender shall have the further right, again at Lenders sole option, to declare formal default and to accelerate the maturity and to insist upon immediate payment in full of each and every other loan, extension of credit, debt, liability and/or obligation of every nature and kind that Borrower may then owe to Lender, whether direct or indirect or by way of assignment, and whether absolute or contingent, liquidated or unliquidated, voluntary or involuntary, determined or undetermined, secured or unsecured, whether Borrower is obligated alone or with others an a "solidary" or "joint and several" basis, as a principal obligor or otherwise, all without further notice or demand, unless Lender shall otherwise elect.

ATTORNEYS' FEES; EXPENSES. If Lender refers this Note to an attorney for collection, or files suit against Borrower to collect this Note, or if Borrower files for bankruptcy or other relief from creditors, Borrower agrees to pay Lender's reasonable attorneys' fees in an amount not exceeding 25.000% of the principal balance due on the loan.

WAIVE JURY. BORROWER AND LENDER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER BORROWER OR LENDER AGAINST THE OTHER.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the Laws of the State of Louisiana. This Note has been accepted by Lender in the State of Louisiana.

NSF CHECK CHARGE. In the event that Borrower makes any payment under this Note by check and Borrower's check is returned to Lender unpaid due to insufficient funds in Borrower's deposit account, Borrower agrees to pay Lender an additional NSF check charge in an amount of $35.00.

DEPOSIT ACCOUNTS. As collateral security for repayment of this Note and all renewals and extensions, as well as to secure any and all other loans, notes, indebtedness and obligations that Borrower may now and in the future owe to Lender or incur in Lender's favor, whether direct or indirect, absolute or contingent, due or to become due, of any nature and kind whatsoever (with the exception of any indebtedness under a consumer credit card account), Borrower is granting Lender a continuing security interest in any and all funds that Borrower may now and in the future have on deposit with Lender or in certificates of deposit or other deposit accounts as to which Borrower is an account holder (with the exception of IRA, pension, and other tax-deferred deposits). Borrower further agrees that Lender my at any time apply any funds that Borrower may have on deposit with Lender or in certificates of deposit or other deposit accounts as to which Borrower is an account holder against the unpaid balance of the Note and any and all other present and future indebtedness and obligations that Borrower may then owe to Lender, in principal, interest, fees, costs, expenses, and reasonable attorneys' fees.

COLLATERAL. This Note is secured by Real Estate Collateral. In particular, this Note is secured by a Collateral Mortgage dated June 13, 2001, to Lender on real property located in EAST BATON ROUGE Parish, State of Louisiana. Collateral securing other loans with Lender may also secure this Note as the result of cross-collateralization.

ARBITRATION. Borrower and Lender agree that all disputes, claims and controversies between them whether individual, joint, or class in nature, arising from this Note or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association in effect at the time the claim is filed, upon request of either party. No act to take or dispose of or foreclose upon any collateral securing this Note shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to
Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral securing this Note, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing this Note, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Note shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which may otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

FINANCIAL STATEMENTS. Borrower agrees to provide Lender with such financial statements and other related information at such frequencies and
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in such detail as Lender may reasonably request.

RELEASE, DISCHARGE, AND HOLD HARMLESS. In consideration for the execution of this note, the undersigned release, discharge and hold harmless Gulf Coast Bank and Trust Company and all of its officers, directors, shareholders, employees, representatives, attorneys, agents, subsidiaries, successors and assigns from any and all claims, actions, causes of actions, obligations or liabilities, of every nature and kind, whatsoever, at law or in equity, whether known or unknown that the undersigned have or may have against any of them.

WAIVERS. Borrower and each guarantor of this Note hereby waive demand, presentment for payment, protest, notice of protest and notice of nonpayment, and all pleas of division and discussion, and severally agree that their obligations and liabilities to Lender hereunder shall be on a "solidary" or "joint and several" basis. Borrower and each guarantor further severally agree that discharge or release of any party who is or may be liable to Lender for the indebtedness represented hereby, or the release of any collateral directly or indirectly securing repayment hereof, shall not have the effect of releasing any other party or parties, who shall remain liable to Lender, or of releasing any other collateral that is not expressly released by Lender. Borrower and each guarantor additionally agree that Lender's acceptance of payment other than in accordance with the terms of this Note, or Lender's subsequent agreement to extend or modify such repayment terms, or Lender's failure or delay in exercising any rights or remedies granted to Lender, shall likewise not have the effect of releasing Borrower or any other party or parties from their respective obligations to Lender, or of releasing any collateral that directly of indirectly secures repayment hereof. In addition, any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender's rights and remedies. Any partial exercise of any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies; it being Borrower's intent and agreement that Lender's rights and remedies shall be cumulative in nature. Borrower and each guarantor further agree that, should any default event occur or exist under this Note, any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender, shall be binding upon Lender only to the extent that Lender's specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one default event shall not be construed as a waiver or forbearance as to any other default. Borrower and each guarantor of this Note further agree that any late charges provided for under this Note will not be charged for deferral of time for payment and will not and are not intended to compensate Lender for a grace or cure period, and no such deferral, grace or cure period has or will be granted to Borrower in return for the imposition of any late charge. Borrower recognizes that Borrower's failure to make timely payment of amounts due under this Note will result in damages to Lender, including but not limited to Lender's loss of the use of amounts due, and Borrower agrees that any late charges imposed by Lender hereunder will represent reasonable compensation to Lender for such damages. Failure to pay in full any installment or payment timely when due under this Note, whether or not a late charge is assessed, will remain and shall constitute an Event of Default hereunder.

SUCCESSORS AND ASSIGNS LIABLE. Borrowers and each guarantor's obligation and agreements under this Note shall be binding upon Borrower's and each guarantor's respective successors, heirs, legatees, devisees, administrators, executors and assigns. The rights and remedies granted to Lender under this Note shall inure to the benefit of Lender's successors and assigns, as well as to any subsequent holder or holders of this Note.

CAPTION HEADINGS. Caption headings in this Note are for convenience purposes only and are not to be used to interpret or define the provisions of this Note.

SEVERABILITY. If any provision of this Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's successors, heirs, legatees, devisees, administrators, executors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: Gulf Coast Bank and Trust Company, 737 Terry Parkway, Terrytown, LA 70056.

APPLICABLE LENDING LAW. This business or commercial Note is subject to La. R.S. 9:3509, et seq.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.

BORROWER:

SHADOWS BEND DEVELOPMENT, INC.

By: /s/ Alvin J. Gautreaux, Jr.           By: /s/ Michael Sciacchetano
    Alvin J. Gautreaux, Jr., Secretary of     Michael Sciacchetano, President of
    Shadows Bend Development, Inc.            Shadows Bend Development, Inc.
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Schedule of Loans from Gulf Coast Bank and Trust Company

Principal        Loan Date 	     Maturity

$200,000       June 13, 2001       June 13, 2002
  $7,000       June 20, 2001       June 20, 2002
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